Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to Prospectus dated April 6, 2009.

$1,300,000,000
The Goldman Sachs Group, Inc.
 6.125% Notes due 2060

We will pay you interest quarterly on the notes at a rate of 6.125% per annum. Interest will be paid on each February 1, May 1, August 1 and November 1. The first such payment will be made on February 1, 2011. We may redeem some or all of the notes on any interest payment date on or after November 1, 2015 at the redemption price described in this prospectus supplement. If we do not redeem the notes prior to maturity, the notes will mature on November 1, 2060 (approximately fifty years after the original issue date).

We expect to list the notes on the New York Stock Exchange under the ticker symbol “GSF.” If the listing application is approved, we expect trading in the notes to begin within 30 days after November 2, 2010, the original issue date of the notes. Unlike most debt securities, the notes are expected to trade “flat” in the secondary market, meaning that purchasers will not separately pay, and sellers will not receive, any accrued and unpaid interest on the notes. We expect accrued and unpaid interest to be reflected in the trading price of the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total (3)

Initial price to public (1)	$25.0000	$1,300,000,000
Underwriting discount (2)	$0.7875	$40,950,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	$24.2125	$1,259,050,000

(1)	The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 2, 2010 and must be paid by the purchaser if the notes are delivered after November 2, 2010.

(2)	An underwriting discount of $0.7875 per note (or up to $40,950,000 for all notes) will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $0.50 per note for sales to certain institutions and, to the extent of such sales, the total underwriting discount will be less than the amount described in this prospectus supplement. As a result of sales to certain institutions, the total proceeds to us, after deducting the underwriting discount, will equal $1,262,155,000 (assuming no exercise of the underwriters’ option to purchase additional notes).

(3)	Assumes no exercise of the underwriters’ option to purchase additional notes.

To the extent that the underwriters sell more than $1,300,000,000 principal amount of notes, the underwriters have the option to purchase up to an additional $195,000,000 principal amount of notes from us at the initial price to public less the underwriting discount.

Please see “Risk Factors Specific to Your Notes” on page S-3 of this prospectus supplement, including the risk that non-U.S. investors may be subject to tax withholding, so that you may understand the risks involved in investing in the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 2, 2010.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman, Sachs & Co.
BofA Merrill Lynch
Citi
UBS Investment Bank
Wells Fargo Securities

Prospectus Supplement dated October 26, 2010.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008 between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 6.125% Notes due 2060

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $1,300,000,000 (or 52,000,000 notes) ($1,495,000,000 (or 59,800,000 notes) if the underwriters’ option to purchase additional notes is exercised in full)

•	Initial price to public: 100.00% of the principal amount

•	Underwriting discount: 3.15% of the principal amount (2.00% of the principal amount for sales to certain institutions)

•	Issue date: November 2, 2010

•	Stated maturity: November 1, 2060 (approximately fifty years after the original issue date)

•	Interest rate: 6.125% per annum

•	Date interest starts accruing: November 2, 2010

•	Due dates for interest: Every February 1, May 1, August 1 and November 1

•	First due date for interest: February 1, 2011

•	Regular record dates for interest: The fifth business day before each interest payment date

•	Day count convention: 30/360 (ISDA); we will calculate accrued interest on the basis of a 360-day year of twelve 30-day months

•	No additional amounts: We will not pay any additional amounts in respect of any withholding or other taxes that may be imposed in respect of the notes

•	Denomination: Integral multiples of $25

•	Business day: New York

•	Business day convention: Following unadjusted

•	Defeasance: The notes are subject to defeasance and covenant defeasance by us

•	Redemption at option of issuer before stated maturity: We may redeem the notes at our option, in whole at any time or in part from time to time, on any interest payment date on or after November 1, 2015 upon five business days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

•	Repayment at option of holder: None

•	Conflicts of Interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

•	CUSIP No.: 38145X111

•	ISIN No.: US38145X1110

•	Listing: We expect to list the notes on the New York Stock Exchange. If the listing application is approved, we expect trading in the notes to begin within 30 days after November 2, 2010, the original issue date of the notes.

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RISK FACTORS SPECIFIC TO YOUR NOTES

We Are Able to Redeem Your Notes at Our Option at any Time after Five Years

We have the right to redeem your notes, in whole at any time or in part from time to time, at 100% of their principal amount plus any accrued and unpaid interest to but excluding the date of redemption, on each interest payment date on or after November 1, 2015, upon five business days’ prior written notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity, and therefore the term of your notes could be anywhere between five and fifty years. If we redeem your notes, you may not be able to invest the proceeds in an investment with a comparable return.

The Notes Will Not Mature Until Fifty Years After the Original Issue Date

If we do not redeem the notes, the notes will not mature until November 1, 2060 (approximately fifty years after the original issue date). You should consider the potential full lifetime of the notes when making an investment decision.

United States Alien Holders Might be Subject to Withholding if the Notes are not Properly Classified as Indebtedness

The notes should be treated as debt for United States federal income tax purposes. It is possible, however, that the IRS could successfully assert that your notes should be treated as equity for United States federal income tax purposes or that there will be a change in law that will require us to treat the notes as equity for United States federal income tax purposes. If the notes are so treated, payments of interest on notes held by United States Alien holders (as defined in the accompanying prospectus) will generally be subject to withholding at a 30% rate (or at a lower rate if such holder properly certifies that it is eligible for the benefits of an income tax treaty that provides for a lower rate). We will not pay any additional amounts if any such withholding tax is imposed in respect of your notes. The Goldman Sachs Group, Inc. intends to treat the notes as indebtedness for United States federal income tax purposes unless and until such time that we determine, based upon a change in law, an administrative determination or judicial ruling that some other treatment is more appropriate.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

When We Can Redeem the Notes

We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes. In addition, you will not be entitled to require us to buy your notes from you before their stated maturity.

Optional Redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, on any interest payment date on or after November 1, 2015 upon five business days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

Redemption Procedures

If we redeem the notes as described above, we may do so at any time on a redemption date of our choice. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Classification of the Notes

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or judicial ruling to the contrary — to treat your notes as indebtedness for tax purposes. It is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc., that the notes should constitute indebtedness for United States federal income tax purposes. The Goldman Sachs Group, Inc. intends to treat the notes as indebtedness for United States federal income tax purposes unless and until such time that we determine, based upon a change in law, an administrative determination or judicial ruling that some other treatment is more appropriate. It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Holders

Subject to the supplemental discussion below, the tax consequences of an investment in the notes for a United States holder (as defined in the accompanying prospectus) is described under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus.

In addition, under recently enacted legislation, for taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax (“Medicare Tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

Payments of principal and interest on notes held by United States Alien holders (as defined in the accompanying prospectus) should not be subject to withholding tax if such holders satisfy the certification and other requirements set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus. However, it is possible the IRS could successfully assert that your notes should be treated as equity for United States federal income tax purposes, or that there will be a change in law that will require us to treat the notes as equity for United States federal income tax purposes. If your notes are so treated, interest payments on the notes will generally be classified as dividend payments, in which case we will be required to withhold from such payment at a 30% rate (or at a lower rate if you properly certify that you are eligible for the benefits of an income tax treaty that provides for a lower rate). We will not pay additional amounts if any such withholding tax is imposed in respect of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended December 31, 2009 and for the one-month period ended December 26, 2008 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. as of and for the three months ended March 31, 2010 and March 27, 2009, incorporated by reference in this prospectus supplement, and the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. as of and for the three and six months ended June 30, 2010 and June 26, 2009 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2010 and August 6, 2010 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below expect to enter into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below will severally agree to purchase the principal amount of notes indicated in the following table:

Principal Amount
Underwriters	of Notes

Goldman, Sachs & Co.	$209,690,000
Banc of America Securities LLC	209,690,000
Citigroup Global Markets Inc.	209,690,000
UBS Securities LLC	209,690,000
Wells Fargo Securities, LLC	209,690,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	13,000,000
Fifth Third Securities, Inc.	13,000,000
FTN Financial Securities Corp.	13,000,000
KeyBanc Capital Markets Inc.	13,000,000
Lloyds TSB Bank plc	13,000,000
Mizuho Securities USA Inc.	13,000,000
Morgan Keegan & Company, Inc.	13,000,000
PNC Capital Markets LLC	13,000,000
RBC Capital Markets Corporation	13,000,000
SMBC Nikko Capital Markets Limited	13,000,000
Standard Chartered Bank	13,000,000
SunTrust Robinson Humphrey, Inc.	13,000,000
U.S. Bancorp Investments, Inc.	13,000,000
Banca IMI S.p.A.	4,875,000
BBVA Securities Inc.	4,875,000
BNP Paribas Securities Corp.	4,875,000
Credit Agricole Securities (USA) Inc.	4,875,000
HSBC Securities (USA) Inc.	4,875,000
ING Financial Markets LLC	4,875,000
SG Americas Securities, LLC	4,875,000
UniCredit Capital Markets, Inc.	4,875,000
Ameriprise Financial Services, Inc.	3,250,000
Cabrera Capital Markets, LLC	3,250,000
Janney Montgomery Scott LLC	3,250,000
J.J.B. Hilliard, W.L. Lyons, LLC	3,250,000
Oppenheimer & Co. Inc.	3,250,000
Raymond James & Associates, Inc.	3,250,000
Robert W. Baird & Co. Incorporated	3,250,000
Stifel, Nicolaus & Company, Incorporated	3,250,000
William Blair & Company, LLC	3,250,000
B.C. Ziegler and Co.	1,300,000
D. A. Davidson & Co.	1,300,000
Davenport & Company LLC	1,300,000
Fidelity Capital Markets, a division of National Financial Services LLC	1,300,000
Lebenthal & Co., LLC	1,300,000
M.R. Beal & Company	1,300,000
Mesirow Financial, Inc.	1,300,000
Muriel Siebert & Co., Inc.	1,300,000
Samuel A. Ramirez & Company, Inc.	1,300,000
Wedbush Securities Inc.	1,300,000
The Williams Capital Group, L.P.	1,300,000

Total	$1,300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts that we are to pay to the underwriters in connection with this offering. As reflected in the table, the underwriting discount will be $0.7875 per note, except that, for sales to certain institutions, the underwriting discount will be $0.50 per note. The total underwriting discount shown in the table reflects the actual per note and total underwriting discount that we are to pay to the underwriters. The amounts shown in the table assume both no exercise and full exercise of the underwriters’ option to purchase the additional $195,000,000 principal amount of notes.

	No Exercise		Full Exercise

Per note	$0.7875		$0.7875
Per note (for sales to certain institutions)	$0.50		$0.50
Total	$37,845,000	(1)	$43,521,750	(2)

(1)	Reflects $1,030,000,000 principal amount of notes sold to retail investors and $270,000,000 principal amount of notes sold to institutional investors.

(2)	Assumes $1,184,500,000 principal amount of notes sold to retail investors and $310,500,000 principal amount of notes sold to institutional investors.

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 2.00% of the principal amount of the notes (or, in the case of sales to certain institutions, 1.20% of the principal amount of the notes). Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 1.80% of the principal amount of the notes (or, in the case of sales to certain institutions, 1.00% of the principal amount of the notes). If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

To the extent that the underwriters sell more than $1,300,000,000 principal amount of notes, the underwriters have the option to purchase up to an additional $195,000,000 principal amount of notes from us at the initial price to public less the underwriting discount. The underwriters can exercise that option for 30 days. In addition, we have the right to “reopen” the notes and issue additional notes with the same CUSIP number, stated maturity date, interest payment dates and other terms, except for the date of issuance and initial price to public. See “Description of Debt Securities We May Offer — We May Issue Many Debt Securities or Series of Debt Securities” in the accompanying prospectus.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, as well as offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We expect to apply to list the notes on the New York Stock Exchange. If the listing application is approved, we expect trading of the notes on the New York Stock Exchange to commence within 30 days after November 2, 2010, the original issue date of the notes. In order to meet one of the requirements for listing the notes, the underwriters will undertake to sell the notes to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters may close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the lead underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We expect to deliver the notes against payment therefor in New York, New York on November 2, 2010, which is the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. member broker-dealers and are registered with the U.S. Securities and Exchange Commission.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State which are the subject of the offering contemplated by this prospectus except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require The Goldman Sachs Group, Inc. or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes are not offered in or from Switzerland on the basis of a public offering and will not be listed on a Swiss Exchange. Accordingly, this prospectus supplement and accompanying prospectus do not constitute a prospectus as defined in art. 1156 of the Swiss Code of Obligations or a listing prospectus as defined in art. 32 of the Listing Rules of the SIX Swiss Exchange. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $650,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

$1,300,000,000

The Goldman Sachs
Group, Inc.

  6.125% Notes due 2060

Goldman, Sachs & Co.
BofA Merrill Lynch
Citi
UBS Investment Bank
Wells Fargo Securities